                                 EXHIBIT 24.1

                      [REEL & SWAFFORD, PLLC LETTERHEAD]


                         Independent Auditors' Consent


The Board of Directors
United Petroleum Corporation

We consent to the reference to our firm under the caption "Experts" in the amended Form S-8 (identified below) of United Petroleum Corporation and Subsidiaries (UPET) and to the use in the Form S-8 of UPET of our report dated April 3, 1997, on the consolidated balance sheets of UPET as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholder's equity and cash flows for the years then ended.

The Form S-8 is for the purpose of amending the Company's incentive stock option plan.


/s/ Reel & Swafford, PLLC

Certified Public Accountants


May 20, 1997